UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014

ATHLON ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36026	46-2549833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

420 Throckmorton Street, Suite 1200, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 984-8200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 28, 2014, Athlon Energy Inc., a Delaware corporation (the “Company”), completed the transactions contemplated by the purchase and sale agreement, dated as of July 25, 2014 (the “Purchase Agreement”), with a group of sellers.  Pursuant to the Purchase Agreement, the Company acquired certain producing properties and undeveloped acreage for approximately $204.4 million in cash, subject to customary post-closing adjustments.  The properties are 100% operated and are concentrated primarily on the western side of the northern Midland Basin in Midland and Martin Counties, adjacent to the Company’s existing properties.

The purchase price was determined by based on arm’s length negotiations.  Prior to the acquisitions, there were no material relationships between the sellers, on the one hand, and the Company or any of its affiliates, directors, officers, or any associate of such directors or officers, on the other hand.

The acquisition was financed with cash on hand and borrowings under the Company’s revolving credit agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a), (b) Financial Statements of Businesses Acquired; Pro Forma Financial Information

Pursuant to Items 9.01(a)(4) and 9.01(b)(2) of Form 8-K, the Company will amend this filing not later than 71 calendar days after September 4, 2014, to file the financial statements required by Rule 3-05(b) of Regulation S-X (17 CFR 210.2-05(b)) and Article 11 of Regulation S-X (17 CFR 210).

(d) Exhibits.

2.1                                                       Purchase and Sale Agreement, dated as of July 25, 2014, by and among the parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHLON ENERGY INC.

Date: September 4, 2014	By:	/s/ John C. Souders
John C. Souders
Vice President–Controller and
Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated as of July 25, 2014, by and among the parties thereto.